Exhibit 99.3

Email to Employees

Office of the CEO – Notification Day 4 PM Eastern

December 6, 2016

Subject:  Re-Cap of Today’s Events

Today, Synchronoss took a number of important steps in our journey to transform the Company and drive to and beyond $1 billion in revenue.  As indicated in our previous earnings calls, our analysts meeting earlier this year, and culminating with the press release earlier this morning, Synchronoss executed a number strategic changes to the business, including the acquisition of Intralinks and the spin-off of part of our Activation organization.  * * * *

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At a high level, here’s what you need to know:

Enterprise & Future Growth Areas

Synchronoss will continue to focus and invest in core areas of the business, namely — Cloud, Messaging & Analytics, Enterprise and other high-growth, high-margin software components of our portfolio.  These areas are the future of our company.  We envision delivering year-over-year growth, and our path to $1B in annual revenue is closely tied to these targeted segments.

Consistent with this focus on growth and investment, Synchronoss announced today that it has signed a definitive agreement to acquire Intralinks Holdings, Inc.  The deal is expected to close late in the first quarter of 2017, and we view the acquisition as a transformational step forward in our enterprise strategy that paves the way for Synchronoss to grow our enterprise product portfolio, go-to-market strategy, diversified customer footprint, and sets the stage for massive cross-selling opportunities by accelerating our enterprise playbook.  Looking ahead, the combination of Intralinks’ strong enterprise ecosystem and Synchronoss’ expertise in secure personal cloud and messaging along with our deep strategic relationships with Verizon and Goldman Sachs is expected to form a unique value proposition for our customers, partners, and employees.

In addition to acquiring Intralinks, Synchronoss announced that, once the deal closes it is expected that Ron Hovsepian, Chief Executive Officer of Intralinks, will be appointed Chief Executive Officer of Synchronoss and join the Synchronoss Board of Directors, and that I will step down as CEO, but will remain an active executive leader at Synchronoss, serving as Executive Chairman of the Board.   Ron and I will be hosting a virtual all hands meeting tomorrow to provide additional details regarding the strategic reasons behind the acquisition, so please be sure to attend the meeting.

It is also important to note for all of you that the deal has not yet closed, and there are a number of legal and regulatory requirement processes that need to be completed before it closes.  During this time, Synchronoss and Intralinks will continue to operate as completely separate companies.  As such, it is critically important for Synchronoss employees to continue to operate in our current manner throughout the transition period.   Everything is expected to remain business as usual until the deal closes, and we expect to continue to provide you with updates as we approach the close of the deal.

Activation

We also announced today that Synchronoss is divesting a portion of our activation business to Sequential Technology International (STI), a newly formed company that brings together two strategic partners, Sequential Technology International Holdings and Synchronoss Activation. The decision to spin-off this piece of our activation business was a difficult one to make, but overall we believe it’s the right thing to do for our Activation team and their customers.  * * * *   We expect the deal to be finalized within the next few days at which time they will officially become STI employees.

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The next few weeks will bring about some uncertainty and an array of emotions as we respectfully say goodbye to friends and colleagues who are moving on to new endeavors - and begin to embrace our new strategy and the opportunities it presents.

This is truly an exciting time for Synchronoss. The transformation underway is designed to take the business to the next level, and the monumental changes we are making are like none we’ve seen before in the history of our company.

The acquisition of Intralinks coupled with the divestiture announced today is expected to re-position Synchronoss at the intersection of strategic software growth areas, establishes Synchronoss as a software-based company and helps in our goal of solidifying our path to accelerate and achieve our long term targets with a goal of hitting $1 billion in revenues by 2018.

I know change can be challenging, but along with change comes opportunity.  I appreciate all you have done to contribute to the success of our Company, and I am confident that we have the right business plans and the right team in place to continue executing our business transformation.

Thank you,

Steve

Additional Information and Where to Find It

In connection with the proposed acquisition of Intralinks, Synchronoss will commence a tender offer for the outstanding shares of Intralinks.  The tender offer has not yet commenced.  This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intralinks, nor is it a substitute for the tender offer materials that Synchronoss and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Synchronoss and its acquisition subsidiary will file tender offer materials on Schedule TO, and Intralinks will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Intralinks are urged to read these documents when they become available because they will contain important information that holders of Intralinks securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Intralinks at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, statements regarding acquisition synergies and benefits to the parties to the proposed acquisition, the growth of the market and demand for the parties’ offerings, growth opportunities, the closing of the debt financing and acquisition and impact of such transactions. Although Synchronoss attempts to be accurate in making forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include the following: general economic risks; execution risks with acquisitions; closing conditions; risks associated with sales not materializing based on a change in circumstances; disruption to sales following acquisitions; increasing competitiveness in the enterprise and mobile solutions market; ability to retain key personnel following the acquisition; the dynamic nature of the markets in which the companies operate; specific economic risks in different geographies, and among different customer segments; changes in foreign currency exchange rates; uncertainty regarding increased business and renewals from existing customers; uncertainties around continued success in sales growth and market share gains; failure to convert sales pipeline into final sales; risks associated with successful implementation of multiple integrated software products and other product functionality risks; execution risks around new product development and introductions and innovation; product defects; unexpected costs, assumption of unknown liabilities and increased costs for any reason; litigation and disputes and the potential cost, distraction and damage to sales and reputation caused thereby; market acceptance of new products and services; the ability to attract and retain personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; risks associated with the adoption of, and demand for, our model in general and by specific customer segments; competition and pricing pressure; and the other risk factors set forth from time to time in Synchronoss’ most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Synchronoss’ investor relations department. All forward-looking statements herein reflect Synchronoss’ opinions only as of the date of this communication, and Synchronoss undertakes no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events.